Exhibit 99.1

TII NETWORK TECHNOLOGIES REPORTS 2007 YEAR END RESULTS

FOURTH QUARTER SALES INCREASE 50%

EDGEWOOD, NY – March 31, 2007 – TII Network Technologies, Inc. (Nasdaq: TIII), a company that develops and manufactures connectivity and data distribution solutions for the communications industry, today announced its results of operations for the three and twelve months ended December 31, 2007.

Net sales for the three months ended December 31, 2007 were $12.0 million compared to $8.0 million for the comparable prior year period, an increase of $4.0 million or 50.3%. The growth reflects increased sales of connectivity products, home networking products and digital subscriber line (DSL) products.

Non-GAAP operating income, which excludes restructuring charges of $46,000 related to the closing of our facility in Puerto Rico in 2007, was $734,000 for the three months ended December 31, 2007 compared to a loss of $37,000 for the comparable prior year period, an improvement of $771,000. Operating income for the three months ended December 31, 2007 was $688,000 compared to a loss of $37,000 for the comparable prior year period, an improvement of $725,000.

Income before taxes in the fourth quarter 2007 was $755,000 compared to $16,000 in the comparable 2006 period.

Net income for the fourth quarter 2007 period was $6.1 million or $0.44 per diluted share, including a tax benefit of $5.3 million or $0.39 per diluted share. For the fourth quarter 2006 period, net income was $1.5 million or $0.11 per diluted share, including a tax benefit of $1.5 million or $0.11 per diluted share. The tax benefit resulted from a reduction of our deferred tax asset valuation allowance and is net of Federal and state taxes on pre-tax income at statutory rates.

Net sales for the year ended December 31, 2007 were $46.8 million compared to $39.1 million for the similar prior year period, an increase of $7.7 million or 19.8%. The growth reflects increased sales of home networking products and connectivity and DSL products, partially offset by decreases in sales of our network interface products.

Non-GAAP operating income, which excludes restructuring charges of $1.1 million related to the closing of our facility in Puerto Rico in 2007, was $2.6 million for the year ended December 31, 2007 compared to $1.8 million for the comparable prior year period, an increase of $824,000 or 47%. Operating income for the year ended December 31, 2007 was $1.5 million compared to $1.8 million for the comparable prior year period, a decrease of $300,000 or 14.4%.

Income before taxes in 2007 was $1.7 million compared to $2.0 million in the comparable 2006 period.

Net income for the year ended December 31, 2007 was $6.4 million, or $0.47 per diluted share, including a tax benefit of $4.8 million or $0.35 per diluted share. Net income in 2006 was $2.7 million, or $0.20 per diluted share, including a tax benefit of $710,000 or $0.05 per diluted share. The tax benefit resulted from a reduction of our deferred tax asset valuation allowance and is net of Federal and state taxes on pre-tax income at statutory rates.

A reconciliation of non-GAAP operating income to our GAAP operating income (the most directly comparable GAAP measure) is set forth at the end of this press release.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The continuation of our sales growth reflects increases across most of our product lines and resulted in a 47% increase in operating income for the year, excluding the restructuring charges. The restructuring charges resulted from the closure of our Puerto Rico facility in September 2007 and the consolidation of the operations previously conducted in that facility into our new, owned facility in Edgewood, New York, which we moved into in June 2007. With the consolidation of operations completed, which improves our operating efficiencies, and anticipated further growth in sales of our new products under our product and customer diversification strategy, we believe our profitability will continue to increase. These improved financial results validate that we are successfully executing our product and customer diversification strategy, a strategy that we believe will result in continued success into 2008.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, is a leader in designing, manufacturing and marketing network products for the communications industry. Our products are critical to the delivery of voice, video and data services by the service providers and include:  network interface devices (“NIDs”), network gateways or intelligent NIDs (“iNIDs”), home networking, overvoltage surge protection and connectivity solutions. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors, including, but not limited to, those factors discussed below and elsewhere in this document. We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report. Among those factors are:

•

the ability to market and sell products to new markets beyond our principal copper-based Telco market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	general economic and business conditions, especially as they pertain to the Telco industry;
•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	competition in our traditional Telco market and new markets we are seeking to penetrate;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and ability to win new contracts;
•	potential changes in customers’ spending and purchasing policies and practices;
•	dependence on third parties for certain product development;
•

dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•	weather and similar conditions, particularly the effect of typhoons on our assembly and warehouse facilities in the Pacific Rim;
•	the ability to attract and retain technologically qualified personnel, and
•	the availability of financing on satisfactory terms.

CONTACT:

TII Network Technologies, Inc.

(631) 789-5000

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TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
	(unaudited)
Net sales	$11,984	$7,971	$46,846	$39,104
Cost of sales (includes restructuring charges of $46 and $1,076 in the three and twelve months ended December 31, 2007, respectively)	7,670	5,508	32,204	25,730

Gross profit	4,314	2,463	14,642	13,374

Operating expenses:
Selling, general and administrative	2,964	2,026	10,926	9,721
Research and development	662	474	2,214	1,899
Total operating expenses	3,626	2,500	13,140	11,620

Operating income	688	(37)	1,502	1,754

Interest expense	(2)	(2)	(12)	(7)
Interest income	48	56	172	226
Other income (expense)	21	(1)	9	(2)

Income before income taxes	755	16	1,671	1,971

Income tax benefit	(5,301)	(1,486)	(4,769)	(710)

Net income	$6,056	$1,502	$6,440	$2,681

Net income per common share:
Basic	$0.46	$0.12	$0.50	$0.22

Diluted	$0.44	$0.11	$0.47	$0.20

Weighted average common shares outstanding:
Basic	13,300	12,479	12,821	12,397
Diluted	13,670	13,653	13,639	13,474

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	3,261	5,362
Accounts receivable, net of allowance of $90 and $30 at December 31, 2007 and 2006, respectively	6,994	3,068
Inventories	9,219	8,364
Deferred tax assets, net	674	1,251
Other current assets	372	277
Total current assets	20,520	18,322

	9,680	7,119
	9,358	3,899
	93	125
	$39,651	$29,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	2,301	718
Accrued liabilities	1,856	1,914
Total current liabilities and total liabilities	4,157	2,632

Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating; no shares outstanding	—	—
Common stock, par value $.01 per share; 30,000,000 shares authorized; 13,499,541 shares issued and 13,481,904 shares outstanding as of December 31, 2007, and 12,550,306 shares issued and 12,532,669 shares outstanding as of December 31, 2006	135	126
Additional paid-in capital	41,358	39,146
Accumulated deficit	(5,718)	(12,158)
	35,775	27,114
Less: Treasury shares, at cost, 17,637 common shares at December 31, 2007 and 2006	(281)	(281)
Total stockholders’ equity	35,494	26,833

	$39,651	$29,465

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

	Three months ended December 31,		Years ended December 31,
	2007	2006	2007	2006
Reconcilation of Non-GAAP operating income to GAAP operating income:
Non-GAAP operating income	$734	$(37)	$2,578	$1,754
Restructuring charges	(46)	—	(1,076)	—
GAAP operating income	$688	$(37)	$1,502	$1,754